Exhibit 99.1

QC Holdings, Inc. Reports Second Quarter Results

Board Declares $0.05 Dividend per Common Share

OVERLAND PARK, Kan.--(BUSINESS WIRE)--August 4, 2011--QC Holdings, Inc. (NASDAQ: QCCO) reported income from continuing operations of $34,000 and revenues of $44.2 million for the quarter ended June 30, 2011. For the six months ended June 30, 2011, income from continuing operations totaled $5.2 million and revenues were $90.5 million. The three months and six months ended June 30, 2011 include $2.0 million in accrued costs ($1.2 million, net of income taxes) resulting from a tentative settlement of an outstanding legal matter.

“Our second quarter experience reflects the typical seasonality of our business, with revenue and loss statistics consistent with historical expectations,” said QC Chairman and Chief Executive Officer Don Early. “While our payday revenues suffered in comparison to prior year’s second quarter, our other lending products and automotive revenues improved significantly, indicative of our ongoing efforts to broaden our revenue base.

“Our field personnel continue to adapt to the changing economic environment, as high unemployment lingers and consumer frustration burbles due to shrinking access to credit. Until these broader issues normalize, we remain focused on providing superior service to our existing customers throughout our branch network.”

Recently, the company reached a tentative settlement in the nearly five-year-old Missouri legal matter. Although the company believes the matter is without merit, this settlement reflects the company’s decision to mitigate the costs, including the distractions for management, associated with the purported class action arbitration.

For the three months and six months ended June 30, 2010, income from continuing operations totaled $1.8 million and $7.4 million, respectively, and revenues were $44.9 million and $91.7 million, respectively.

The three months and six months ended June 30, 2011 and 2010 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and six months ended June 30, 2011 and 2010 are provided below.

** Second Quarter **

Revenues decreased $677,000, or 1.6%, quarter-to-quarter. This decline is due to reduced loan volumes in Arizona resulting from the expiration of the existing payday loan law on June 30, 2010, substantially offset by higher automotive revenues and improvements in other short-term lending products such as installment and title loans. In Arizona, the company is now offering a title loan product, but customer demand is significantly lower for this product than the payday loan alternative previously available.

Branch operating costs, exclusive of loan losses, increased slightly to $21.2 million during the three months ended June 30, 2011 compared to prior year’s $21.0 million. An increase in the cost of sales in the automotive business was substantially offset by lower compensation attributable to a decline in the number of employees working in the company’s short-term lending branches.

Loan losses increased $291,000 during the three months ended June 30, 2011, totaling $10.9 million versus $10.6 million in prior year’s quarter. The loss ratio increased slightly to 24.7% in second quarter 2011 versus 23.7% in second quarter 2010, primarily due to a lower rate of collections on returned items compared to the prior period.

QC’s branch gross profit in second quarter 2011 was $12.1 million, down $1.1 million from $13.2 million in second quarter 2010. This decline is attributable to the changes in the Arizona law as noted above, partially offset by improvements in various other states in which the company operates.

Regional and corporate expenses totaled $11.1 million during the three months ended June 30, 2011 compared to $9.0 million in second quarter 2010. The $2.0 million legal settlement accrual and higher professional expenses were partially offset by reduced public affairs expenditures compared to prior year’s quarter.

“Through the first half of the year, the regulatory and legislative environment for our business has progressed reasonably well, with no significant changes in our larger states,” noted QC President and Chief Operating Officer Darrin Andersen. “Obviously, we understand the dynamic nature of the broader political and public debate surrounding our short-term loan business and continuously monitor any proposed legislation, regulations, initiatives and activities surrounding the process.

“In our short-term lending branches, we have been focused on expanding our product offerings to meet the needs of our customers,” noted Andersen. “We are beginning to reap the benefits associated with these efforts as non-payday short-term lending revenues have grown over the last several quarters. In our automotive division, we are managing through the increase in costs associated with a tighter used car market.”

** Six Months Ended June 30 **

The company’s revenues declined slightly to $90.5 million during the six months ended June 30, 2011 versus $91.7 million in 2010. This decline reflects reduced payday loan volume for the same reasons as noted in the quarterly discussion above. A $3.0 million improvement in automotive revenues and higher loan volumes in other lending products substantially offset the lower payday revenues period-to-period.

Branch operating costs, exclusive of loan losses, totaled $44.2 million during the six months ended June 30, 2011, $2.0 million higher than the prior year period. This increase is attributable to higher cost of sales for automobile purchases.

During the six months ended June 30, 2011, the company reported loan losses of $15.9 million compared to $16.3 million during the six months ended June 30, 2010. The company’s loss ratio improved slightly to 17.5% during the first half of 2011 versus 17.8% in the same 2010 period, largely due to a lower rate of returned items as a percentage of revenues. The company received cash of approximately $280,000 from selling older debt during the six months ended June 30, 2011 compared to $152,000 in the same prior year period.

Branch gross profit decreased to $30.4 million for the six months ended June 30, 2011 from $33.1 million during the six months ended June 30, 2010. The decrease period-to-period was attributable to the changes in the Arizona law as noted above, partially offset by improvements in the majority of the other states in which the company operates.

Regional and corporate expenses increased $1.1 million during the first half of 2011, totaling $19.4 million versus $18.3 million during the same 2010 period. This increase reflects the second quarter 2011 legal settlement accrual as noted above, partially offset by reductions in compensation (due to a lower number of employees), in occupancy costs associated with a renegotiated corporate lease and in public affairs expenditures.

Net interest expense declined approximately $196,000 during the six months ended June 30, 2011 compared to the prior year as a result of lower average debt balances. The company’s effective income tax rate was 39.8% through the first half of 2011 compared to 39.0% in the same prior year period.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable September 1, 2011 to stockholders of record as of August 18, 2011.

-BUSINESS OUTLOOK -

“Fiscal 2011 is progressing as we expected, with revenue pressures associated with legislative changes in certain states being mitigated by improved profit trends in non-affected states,” Early said. “Our field leadership continues to demonstrate great resilience and ingenuity in adapting to new laws, implementing alternative products and improving customer service.

“With half of 2011 behind us, we have better information to evaluate the progress of our Washington, South Carolina, Virginia and Arizona branches as they strive to re-establish growth trends after managing through the difficult legislative changes last year. Of the roughly 100 active branches in these states, about half are struggling to consistently generate monthly gross profit. During the second half of the year, we will be diligent in consolidating or closing any branches that are not trending to profitability or that do not have viable alternative products.

“We will continue to tend to the details in our financial services and automotive businesses as we explore various product and business growth alternatives. We believe we are well-positioned to capitalize on these opportunities given our strong cash flow, solid capital structure and experienced management team.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 499 branches in 23 states at June 30, 2011 (note, however, that the company has three branches scheduled to close in the second half of 2011). With more than 25 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 499 branches through a combination of de novo branches and acquisitions. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2010, the company advanced approximately $1.0 billion to customers and reported total revenues of $188.1 million.

Forward-Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, including particularly changes in Washington, South Carolina, Virginia, Kentucky and Arizona, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (5) risks associated with the leverage of the company, (6) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (7) changes in our key management personnel, (8) integration risks and costs associated with future acquisitions, and (9) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Revenues
Payday loan fees	$32,182	$28,731	$65,361	$57,799
Automotive sales, interest and fees	4,746	5,610	9,572	12,585
Other	7,983	9,893	16,785	20,072
Total revenues	44,911	44,234	91,718	90,456
Branch expenses
Salaries and benefits	9,947	9,364	19,841	19,619
Provision for losses	10,647	10,938	16,346	15,858
Occupancy	4,910	5,174	10,231	10,401
Cost of sales - automotive	2,261	2,930	4,423	6,737
Depreciation and amortization	785	692	1,630	1,414
Other	3,131	3,054	6,155	6,070
Total branch expenses	31,681	32,152	58,626	60,099
Branch gross profit	13,230	12,082	33,092	30,357

Regional expenses	3,381	3,460	7,211	6,768
Corporate expenses	5,589	7,591	11,051	12,644
Depreciation and amortization	675	472	1,369	1,175
Interest expense	551	465	1,255	1,059
Other expense, net	20	18	33	23
Income from continuing operations before income taxes	3,014	76	12,173	8,688
Provision for income taxes	1,215	42	4,750	3,454
Income from continuing operations	1,799	34	7,423	5,234
Gain (loss) from discontinued operations, net of income tax	(365)	(7)	(812)	83
Net income	$1,434	$27	$6,611	$5,317

Earnings (loss) per share:
Basic
Continuing operations	$0.10	$-	$0.41	$0.29
Discontinued operations	(0.02)	-	(0.05)	-
Net income	$0.08	$-	$0.36	$0.29

Diluted
Continuing operations	$0.10	$-	$0.41	$0.29
Discontinued operations	(0.02)	-	(0.05)	-
Net income	$0.08	$-	$0.36	$0.29
Weighted average number of common shares outstanding:
Basic	17,351	17,040	17,416	17,047
Diluted	17,426	17,132	17,499	17,104

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The three months and six months ended June 30, 2011 include an additional adjustment to EBITDA for the accrued costs associated with the tentative settlement of the Missouri arbitration proceedings, which will be a cash expense if the settlement is completed as presently contemplated. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011

Income from continuing operations	$1,799	$34	$7,423	$5,234
Provision for income taxes	1,215	42	4,750	3,454
Depreciation and amortization	1,460	1,164	2,999	2,589
Interest expense	551	465	1,255	1,059
Non-cash losses on property dispositions	20	18	33	23
Stock option and restricted stock expense	485	502	1,199	1,174
Accrued costs for settlement of legal matter (a)	-	2,000	-	2,000
Adjusted EBITDA	$5,530	$4,225	$17,659	$15,533

(a) For the three months and six months ended June 30, 2011, the adjusted EBITDA computation includes the accrued costs recorded in connection with the tentative settlement of an outstanding legal matter.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2010	June 30, 2011
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$16,288	$13,976
Loans receivable, less allowance for losses of $5,300 at December 31, 2010 and $5,510 at June 30, 2011	64,319	60,804
Prepaid expenses and other current assets	13,419	12,926
Total current assets	94,026	87,706
Non-current automotive loans receivable, less allowance for losses of $1,850 at December 31, 2010 and $1,940 at June 30, 2011	5,740	7,158
Property and equipment, net	14,110	12,787
Goodwill	16,491	16,356
Other assets, net	7,675	7,519
Total assets	$138,042	$131,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$467	$258
Accrued expenses and other liabilities	11,806	11,886
Deferred revenue	4,356	3,221
Revolving credit facility	17,250	16,950
Current portion of long-term debt	10,863	10,610
Total current liabilities	44,742	42,925

Non-current liabilities	4,872	5,049

Long-term debt	16,881	8,331
Total liabilities	66,495	56,305

Commitments and contingencies
Stockholders’ equity	71,547	75,221
Total liabilities and stockholders’ equity	$138,042	$131,526

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	553	501	556	523
De novo branches opened		2	1	2
Acquired branches
Branches scheduled to close		(3)		(3)
Branches closed	(8)	(4)	(12)	(26)
Number of branches, end of period	545	496	545	496

Short-term Lending Branch Data:
Total number of comparable branches	496	496	496	496
Comparable branch revenue	$39,775	$38,485	$81,359	$77,344
Percentage change		( 3.3%)		( 5.0%)
Comparable branch net revenues	$30,146	$28,896	$66,093	$63,444
Percentage change		( 4.0%)		( 4.1%)

Operating Data – Short-term Loans:
Loan volume	$223,364	$200,465	$441,912	$390,889
Average loan (principal plus fee)	375.88	375.55	375.57	376.28
Average fee	56.24	56.65	56.14	56.84

Operating Data – Installment Loans:
Loan volume	$6,088	$10,098	$10,984	$18,068
Average loan (principal)	481.46	539.17	485.13	535.12
Average term (days)	171	182	171	219

Operating Data – Automotive Loans:
Loan volume	$3,862	$4,313	$7,738	$9,865
Average loan (principal)	9,328	9,801	9,083	9,816
Average term (months)	33	33	32	34
Locations, end of period	5	5	5	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
	Unaudited		Unaudited
Other Revenues:
Installment loan interest and fees	$3,788	$5,020	$7,783	$9,658
Credit services fees	1,667	1,727	3,397	3,663
Title loan fees	887	1,563	1,795	3,130
Other	1,641	1,583	3,810	3,621
Total	$7,983	$9,893	$16,785	$20,072

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$17,466	$16,287	$35,085	$32,232
Recoveries	(7,766)	(7,099)	(17,663)	(16,730)
Adjustment to provision for losses based on evaluation of outstanding receivables	947	1,750	(1,076)	356
Total provision for losses	$10,647	$10,938	$16,346	$15,858

Provision for losses as a percentage of revenues	23.7%	24.7%	17.8%	17.5%
Provision for losses as a percentage of loan volume (all products)	4.2%	4.7%	3.3%	3.5%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications